Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of January, 2019, by and between Reliv' International, Inc., a Delaware corporation (the “Company”), and Carl W. Hastings (hereinafter referred to as the “Executive”).

WHEREAS, the Executive is presently, and for some time has been, employed as an Executive of the Company, pursuant to the terms of an Employment Agreement dated June 1, 1997, a Services Agreement dated July 1, 2002, an Employment Agreement dated July 7, 2007 and an Employment Agreement dated March 31, 2014 (“Prior Employment Agreements”);

WHEREAS, the Company desires to be assured of the continued association and services of Executive and Executive desires to continue in the employment of the Company on the terms provided herein.

NOW, THEREFORE, in consideration of the premises and of the terms, covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.       Employment, Duties and Authority.

1.1     The Company hereby employs Executive and Executive hereby accepts employment by the Company on the terms, covenants and conditions herein contained.

1.2     The Executive is hereby employed by the Company as Chief Scientific Officer. The Executive shall have such duties, responsibilities and authority as the Chief Executive Officer, Board of Directors or Executive Committee of the Company shall determine from time to time. In general, it is anticipated that the services which Executive shall perform for the Company shall include: (i) research concerning product development for the Company, (ii) product formulation development, and (iii) attendance at, and participation in, distributor events of the Company as requested from time to time. With regard to travel, the Executive shall not be required to engage in travel outside of the United States. In addition, Executive shall not be required to attend more than four distributor events during any 12-month period of time.

1.3      Executive shall devote approximately one-half (approximately 85 hours per month) of his energies, interest, abilities and productive time to the performance of his duties and responsibilities hereunder. The Company shall maintain an office for Executive at its principal offices and Executive may perform services at such office; provided, that Executive shall be entitled to perform services hereunder at his home or other location as well.

1.4      The Company acknowledges and agrees that Executive will be permitted to provide the same or similar duties and services to Nutracom, LLC (“Nutracom”) or any successor in interest to Nutracom as a consultant while employed by the Company on the terms and conditions set forth herein.

2.        Compensation and Benefits.

2.1      Basic Salary.

2.1.1   During the Initial Term (as hereinafter defined), the Company shall pay to Executive a basic salary at the rate per month of $18,750. During each Renewal Term (as hereinafter defined), the Company shall pay to Executive a basic salary at the rate of $16,667 per month. Such basic salary shall be paid by the Company to Executive each month, less amounts which the Company may be required to withhold from such payments by applicable federal, state or local laws or regulations.

2.1.2   If the Executive shall be absent from work on account of personal injuries or sickness, he shall continue to receive the payments provided for in paragraph 2.1.1 hereof; provided, however, that any such payment may, at the Company's option, be reduced by the amount which the Executive may receive, for the period covered by any such payments, in disability payments (i) pursuant to any disability insurance which the Company, in its sole discretion, may maintain, or (ii) under any governmental program for disability compensation.

2.2      Benefits; Expense Reimbursement.

2.2.1   During the term of Executve’s employment hereunder, the Executive shall be entitled to, and shall receive, all other benefits of employment available to other employees of the Company generally, including participation in hospital, surgical, medical or other group health plans or accident benefits, pension or profit-sharing plans, or vacation plans as shall be instituted or maintained by the Company, in its sole discretion.

2.2.2   During the term hereof, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder, including without limitation, travel, meals, lodging, office supplies or equipment subject to such reasonable limitations, restrictions and reporting standards as the Board of Directors of the Company may from time to time establish. Executive shall provide to the Company promptly after incurring any such expenses a detailed report thereof and such information relating thereto as the Company shall from time to time require. Such information shall be sufficient to support the deductibility of all such expenses by the Company for federal income tax purposes.

2.2.3   Specific benefits to which Executive shall be entitled shall be set forth on Schedule A hereto.

2.3      Compensation Schedule. There is attached as Schedule A hereto a schedule of the basic compensation and benefits to which Executive shall be entitled during the employment term of this Agreement.

3.           Term.

The employment of Executive hereunder shall be for a term commencing on January 1, 2019 and expiring on December 31, 2019 (“Initial Term”). Upon the expiration of the Initial Term, the term of such employment automatically shall be renewed for an additional term of one year commencing on January 1st and expiring on the succeeding December 31st (a “Renewal Term”) unless Executive or the Company shall give notice of the termination of Executive's employment and this Agreement by written notice to the other more than 90 days prior to the date of expiration of the Initial Term or any Renewal Term. In the event that such notice of termination shall be given timely, subject to any accrued rights of Executive to compensation, including without limitation pursuant to the provisions of paragraph 4 hereof, this Agreement shall terminate on the date of expiration of such Initial Term or Renewal Term.

4.           Termination.

4.1        The Company shall be entitled to terminate this Agreement, and Executive’s employment with the Company, prior to the expiration of its Initial Term or any Renewal Term, on the occurrence of an event of default with respect to Executive as provided herein.

4.2         For purposes of this Agreement, an event of default with respect to Executive shall include:

4.2.1   Any failure by Executive to perform his duties, responsibilities or obligations hereunder in a faithful and diligent manner or with reasonable care and (if such failure can be cured) the failure by Executive to cure such failure within 10 days after written notice thereof shall have been given to Executive by the Company;

4.2.2   A violation by Executive of any provision of this Agreement and the failure by Executive to cure such violation (if such violation can be cured) within 10 days after written notice thereof shall have been given to Executive by the Company;

4.2.3   Commission by Executive of any material act of dishonesty as an employee of the Company or of disloyalty to the Company, or any wrongful or unauthorized appropriation, taking or misuse of funds, property or business opportunities of the Company.

4.3         The Company shall be entitled to terminate the employment term of this Agreement at any time by written notice to Executive in the event of, and at the time of, the permanent mental or physical disability of Executive as provided herein during the term of employment hereunder. Permanent mental or physical disability of Executive shall be deemed to have occurred when Executive shall have failed or been unable to perform his duties hereunder for an aggregate of 180 days in any one period of 210 consecutive days and with a certification from a licensed physician in the State of Missouri that Executive is permanently disabled from performing his duties hereunder.

4.4        Executive shall be entitled to terminate his employment with the Company under this Agreement prior to the expiration of its term:

4.4.1    Upon the occurrence of an event of default with respect to the Company; or,

4.4.2    At any time upon 270 days prior written notice to the Company.

4.5        For purposes of this Agreement an event of default with respect to the Company shall include:

4.5.1    Any failure by the Company to perform its obligations to Executive under this Agreement and (if such failure can be cured) the failure by the Company to cure such failure within 10 days after written notice thereof shall have been given to the Company by Executive;

4.5.2    The Company shall:

(a)     admit in writing its inability to pay its debts generally as they become due,

(b)     file a petition for relief under any chapter of Title 11 of the United States Code or a petition to take advantage of any insolvency under the laws of the United States of America or any state thereof,

(c)     make an assignment for the benefit of its creditors,

(d)     consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

(e)     suffer the entry of an order for relief under any chapter of Title 11 of the United Sates Code, or

(f)     file a petition or answer seeking reorganization under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof.

4.6        In the event of termination of this Agreement and Executive's employment hereunder by the Company pursuant to paragraph 4.1 hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

4.6.1   Executive shall be entitled to receive (subject to any rights of set off or counterclaim by the Company) all salary, fees, additional compensation or benefits which shall have accrued prior to the date of such termination and the obligation of the Company for the payment of salary, consultation fees, additional compensation or benefits shall terminate as at the date of such termination;

4.6.2   All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination, and all provisions of this Agreement provided herein to survive termination of employment of Executive hereunder, shall survive such termination and the Company and Executive shall continue to be bound by such provisions in accordance with the terms thereof;

4.7        In the event of termination of the Agreement by Executive in accordance with paragraph 4.4 hereof, all rights and obligations of the Company and Executive hereunder shall terminate on the date of such termination, subject to the following:

4.7.1    Executive shall be entitled to receive all salary, consultation fees, additional compensation or benefits which shall have accrued prior to the date of such termination and the Company's obligation for the payment of salary, consultation fees, additional compensation or benefits shall terminate as of the date of such termination;

4.7.2    All rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination and the obligations of Executive pursuant to paragraphs 5, 6, and 7 provided herein to survive termination of employment of Executive hereunder shall survive such termination and the Executive shall continue to be bound by such provisions in accordance with their terms.

4.8        This Agreement and all rights and obligations of the parties hereunder shall terminate immediately upon the death of Executive except that (i) all rights of the Company or Executive which shall have accrued hereunder prior to the date of such termination, and all provisions of this Agreement provided herein to survive termination of employment of Executive hereunder, shall survive the death of Executive and the Company and heirs, legatees and legal representatives of Executive shall continue to be bound by such provisions in accordance with the terms thereof and (ii) the Company shall pay to the heirs, legatees or personal representative of Executive (a) all compensation or benefits hereunder accrued but not paid to the date of Executive's death, and (b) an amount equal to the total compensation which would have been payable to Executive hereunder, but for his death, for a period of six months from the date of his death.

5.         Confidential Information.

5.1       “Confidential Information” means information disclosed by the Company to Executive, or developed or obtained by Executive during his employment by the Company, either before the date or during the term of this Agreement, provided that such information is not generally known in the business and industry in which the Company is or may subsequently become engaged, relating to or concerning the business, projects, products, processes, formulas, know-how, techniques, designs or methods of the Company, whether relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling or otherwise. Without limitation, Confidential Information shall include all know-how, technical information, inventions, ideas, concepts, processes and designs relating to products of the Company, whether now existing or hereafter developed, and all prices, customer or distributor names, customer or distributor lists, marketing and other relationships, whether contractual or not, between the Company, its suppliers, customers, distributors, employees, agents, consultants and independent contractors but shall exclude the names of customers or distributors known to Executive prior to the effective date hereof.

5.2       Executive agrees that, during the term hereof or while Executive shall receive compensation hereunder and after termination of his employment with the Company for so long as the Confidential Information shall not be generally known or generally disclosed (except by Executive or by means of wrongful use or disclosure), Executive shall not use any Confidential Information, except on behalf of the Company, or disclose any Confidential Information to any person, firm, partnership, company, corporation or other entity, except as authorized by the President or the Board of Directors of the Company.

5.3       Notwithstanding the foregoing, the Company and Executive agree that any and all products, processes, formulas, know-how, techniques, designs or methods, whether relating to research, development, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling or otherwise, including without limitation the products and concepts listed on Schedule B, developed by Executive prior to or during the term of this Agreement for Nutracom shall be the sole and exclusive property of Nutracom and shall not constitute Confidential Information for purposes of this Agreement.

6.         Inventions.

6.1       “ Reliv Inventions” shall mean discoveries, concepts, ideas, designs, methods, formulas, know-how, techniques or any improvements thereon, whether patentable or not, made, conceived or developed, in whole or in part, by Executive upon the request of Reliv, but excluding any inventions made, conceived or developed for customers of Nutracom other than Reliv.

6.2       Executive covenants and agrees to communicate and fully disclose to the Board of Directors of the Company any and all Reliv Inventions made or conceived by him during the term hereof or while receiving any compensation or payment from the Company and further agrees that any and all such Reliv Inventions which he may conceive or make, during the term hereof or while receiving any compensation or payments from the Company, shall be at all times and for all purposes regarded as acquired and held by him in a fiduciary capacity and solely for the benefit of the Company and shall be the sole and exclusive property of the Company. The provisions of this subparagraph shall not apply to an invention developed for Nutracom or for which no trade secret information of the Company was used.

6.3       Executive also covenants and agrees that he will assist the Company in every proper way upon request to obtain for its benefit patents for any and all inventions referred to in paragraph 6.2 hereof in any and all countries. All such patents and patent applications are to be, and remain, the exclusive property of the Company for the full term thereof and to that end, the Executive covenants and agrees that he will, whenever so requested by the Company or its duly authorized agent, make, execute and deliver to the Company, its successors, assigns or nominees, without charge to the Company, any all applications, applications for divisions, renewals, reissues, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or appropriate in order to apply for and obtain patents of the United States or foreign countries for any and all Reliv Inventions referred to in paragraph 6.2 hereof or in order to assign and convey to the Company, its successors, assigns or nominees, the sole and exclusive right, title and interest in and to such Reliv Inventions, applications or patents. Executive likewise covenants and agrees that his obligations to execute any such instruments or papers shall continue after the expiration or termination of this Agreement with respect to any and all such Reliv Inventions, and such obligations shall be binding upon his heirs, executors, assigns, administrators or other legal representatives.

7.         Writings and Working Papers.

Executive covenants and agrees that any and all books, textbooks, letters, pamphlets, drafts, memoranda or other writings of any kind written by him for or on behalf of the Company or in the performance of Executive's duties hereunder, Confidential Information referred to in paragraph 5.1 hereof and all notes, records and drawings made or kept by him of work performed for the benefit of the Company shall be and are the sole and exclusive property of the Company and the Company shall be entitled to any and all copyrights thereon or other rights relating thereto. Executive agrees to execute any and all documents or papers of any nature which the Company or its successors, assigns or nominees deem necessary or appropriate to acquire, enhance, protect, perfect, assign, sell or transfer its rights under this paragraph. Executive also agrees that upon request he will place all such notes, records and drawings in the Company's possession and will not take with him without the written consent of a duly authorized officer of the Company any notes, records, drawings, blueprints or other reproductions relating or pertaining to or connected with his employment of the business, books, textbooks, pamphlets, documents work or investigations of the Company. The obligations of this paragraph shall survive the term of employment hereunder or the termination or expiration of the Initial Term or any Renewal Term hereof.

8.         Specific Enforcement.

Executive is obligated under this Agreement to render service of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value so that the loss of such service or violation by Executive of this Agreement could not reasonably or adequately be compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right during the Initial Term or any Renewal Term of this Agreement (or thereafter with respect to obligations continuing after the expiration or termination of this Agreement) to compel specific performance hereof by Executive or to obtain injunctive relief against violations hereof by Executive, and if the Company prevails in any proceeding therefor, it will also be entitled to recover all costs and expenses incurred by the Company in connection therewith, including attorneys' fees.

9.         Name, Image and Likeness; Endorsement

9.1       During the term of the employment of Executive hereunder, the Company shall be entitled to use the name, image and likeness of Executive, and to reproduce, copy and disseminate, video and audio recordings of Executive, without additional charge or payment to Executive, in connection with promotional materials and activities of the Company. From and after the date of the expiration of the Initial Term or any Renewal Term of this Agreement, or of the earlier termination of this Agreement in accordance with Paragraph 4 hereof, the Company shall be entitled to use the name, image and likeness of Executive, and to reproduce, copy and disseminate, video and audio recordings of Executive; provided, however, that for each calendar year during which the Company shall so utilize such items, the Company shall pay to Executive, or to his heirs, representatives, or assigns a fee in the amount of $10,000. The right of the Company provided herein shall survive the expiration of the Initial Term or any Renewal Term of this Agreement, or its termination, for any reason, for a period of 20 years.

9.2       During the term of the employment of Executive hereunder, Executive shall not use his name, image or likeness to endorse any products other than Reliv products; provided, however, Nutracom shall be permitted to use the name, image and likeness of Executive for its promotional and marketing materials intended for specific customers of Nutracom and for Nutracom business development in general, but will not promote Executive’s name, image and likeness on its website or social media advertising and other publicly accessible media during the term of Executive’s employment.

10.       Assignment.

The rights and duties of a party hereunder shall not be assignable by that party, except that the Company may assign this Agreement and all rights and obligations hereunder to, and may require the assumption thereof by, any corporation or any other business entity which succeeds to all or substantially all the business of the Company through merger, consolidation or corporate reorganization or by acquisition of all or substantially all of the assets of the Company.

11.       Binding Effect.     This Agreement shall be binding upon the parties hereto and their respective successors in interest, heirs and personal representatives and, to the extent permitted herein, the assigns of the Company.

12.       Severability.

If any provision of this Agreement or any part hereof or application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that, if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, any court may so modify the objectionable provision so as to make it valid, reasonable and enforceable.

13.       Notices.

All notices, or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or mailed, certified mail, return receipt requested, postage prepaid, to the parties as follows:

If to the Company:	Ryan A. Montgomery
Chief Executive Officer Reliv' International, Inc. P. O. Box 405 Chesterfield, MO 63006-0405

If to Executive:	Carl W. Hastings
19 Grand Meridien Court Wildwood, MO 63005

Any notice mailed in accordance with the terms hereof shall be deemed received on the third day following the date of mailing. Either party may change the address to which notices to such party may be given hereunder by serving a proper notice of such change of address to the other party.

14.       Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

15.       Waivers.

No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

16.       Governing Law; Jurisdiction.

16.1    For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of Missouri and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of Missouri.

16.2    Any and all suits for any and every breach of this Agreement may be instituted and maintained in any court of competent jurisdiction in the State of Missouri and the parties hereto consent to the jurisdiction and venue in such court and the service of process by certified mail to the addresses for the parties provided for notices herein.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RELIV INTERNATIONAL, INC. By: /s/ Ryan A. Montgomery Authorized Officer

Attest:

Secretary

EXECUTIVE: /s/ Carl W. Hastings Carl W. Hastings

SCHEDULE A
Carl W. Hastings

		Comments	Monthly	Annual

Initial Term Base Salary		Per Contract	$18,750	$225,000

Renewal Term Base Salary		Per Contract	$16,667	$200,000

Health and Dental Insurance	(1)	Standard Company Plan	$473.48	$5,681.76

Life Insurance-$10,000 in coverage		Standard Company Plan		$187

Long and Short Term
Disability Insurance		Standard Company Plan		$2,379

Supplemental Disability-Equitable		Actual Premium		$4,491
Policy # 229571332503

401(k) Matching Contribution*		Standard Company Plan

ESOP Contribution*		Standard Company Plan

Automobile Allowance		Per Contract	$800	$9,600

Total				$247,339**

*Estimated value will be adjusted to actual at end of each calendar year **Initial Term compensation total. Renewal term(s) total of $222,339.

(1) Monthly amount represents net Company contribution after employee contribution.

SCHEDULE B – Nutracom Products and Concepts

Any and all formulas, product concepts and product ideas formulated at the request of, or for promotion to, customers, potential customers and brands of Nutracom and/or its partners and affiliates, including, but not limited to, the following (provided no such formulas are identical or substantially similar to any product of Reliv):

Toddler Daily Essentials

Tween Daily Essentials

Adult Daily Essentials

Senior Daily Essentials

Adult Digestion Essentials

Youth Digestion Essentials

Adult Protect Capsules

Infant Formula

Infant Cereal

Keto Salts

Keto Protein

Inner Beauty

Hair, Skin & Nails Capsules

Weight Loss Formula

Ensure-Equivalent Products

Collagen Products

Reds Products

Beets Products

Greens Products

Hydration/Electrolyte

Pre-Workout

Post-Workout

Branch Chain Amino Acids

Essential Amino Acids

Sleep Aid

Sexual Performance Aid

Protein Pancakes

Protein Oats

CBD Capsules/Powdered Formulas

Formulas developed to match an existing product of a potential or existing customer of Nutracom